                                                                    Exhibit 23.4

                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------

We consent to the use of our report on the consolidated financial statements of NovaStar Financial, Inc. and subsidiary as of June 30, 1997 and December 31, 1996 and for the six months ended June 30, 1997 and the period from September 13, 1996 (inception) to December 31, 1996, and the consolidated financial statements of NFI Holding Corporation and subsidiary as of June 30, 1997 and for the period from February 6, 1997 (inception) to June 30, 1997, included herein and to the reference to our firm under the heading "Experts" in the prospectus.



                                        /s/ KPMG Peat Marwick LLP
                                        KPMG Peat Marwick LLP


Kansas City, Missouri
December 29, 1997